Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Members

KW Residential, LLC:

We consent to the use of our report dated March 11, 2011 with respect to the consolidated balance sheet of KW Residential, LLC as of December 31, 2010, and the related consolidated statements of operations and comprehensive income, members’ equity, and cash flows for the year then ended, which report appears in the December 31, 2011 annual report on Form 10-K of Kennedy-Wilson Holdings, Inc., incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG AZSA LLC

Tokyo, Japan

February 14, 2013